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                                                                   EXHIBIT 10.31

                       AMENDMENT TO AMENDED AND RESTATED
               AGREEMENT FOR EPI OPERATIONAL MANAGEMENT SERVICES


     THIS AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR EPI OPERATIONAL MANAGEMENT SERVICES (this "Amendment"), dated as of June 28, 1998, is entered into between Swiss Bank Corporation ("SBC") and Perot Systems Corporation ("PSC") for the purpose of amending that certain Amended and Restated Agreement for EPI Operational Management Services, dated as of January 1, 1997, between SBC and PSC (as amended, modified or supplemented from time to time, the "EPI Agreement"), as follows:

     1. Section 2 of the EPI Agreement is hereby amended by deleting the last sentence thereof.

     2. Section 3(c) of the EPI Agreement is hereby amended by changing the last sentence thereof to read in its entirety as follows: "The Performance Metrics for the Budget Period commencing on the Merger Date are as designated on Schedule G hereto."

     3. For purposes of Section 3(f) of the EPI Agreement each reference to "Adjustment Date" shall hereafter be deemed to be a reference to the Merger Date (as defined below).

     4. New subsection (i) shall be added to Section 3 of the EPI Agreement as follows:

          "(i) "Merger Date" means the date of the merger of SBC and Union Bank of Switzerland through UBS AG as designated in a notice from SBC to PSC sent within two days of the completion of such merger."

     5. The introduction to Section 5(c) of the EPI Agreement is hereby amended to
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read in its entirety as follows: "The Performance Metrics contained in Schedule
G hereto shall continue in effect until changed by the parties by mutual agreement."


     6. Each of Sections 5(c)(1), 5(c)(2), 5(c)(4) and 5(c)(6) of the EPI Agreement is hereby amended to read in its entirety as follows: "Intentionally Deleted".


     7. Section 5(c)(3) of the EPI Agreement is hereby amended to read in its entirety as follows: "Subject to the SBC Operational Manager's rights and obligations under Section 2 of Schedule G hereto, if PSC's actual level of performance meets the anticipated typical or median (neither superior nor inferior) performance expected by the parties, it is expected that PSC will be paid an amount equal to the Annual Profit Amount (as defined in Schedule F hereto)."


     8. Section 5(c)(5) of the EPI Agreement is hereby amended to read in its entirety as follows: On or before December 15 of each Budget Period, PSC will deliver to the SBC Operational Manager in writing its estimate of the total PSC Costs for the current Budget Period. Within seven (7) days thereafter, the SBC Operational Manager and the PSC Relationship Manager will meet at a mutually agreed time to discuss SBC's good faith estimate of the Annual Profit Amount for such Budget Period. Thereafter, PSC will deliver to SBC its final invoice for the Budget Period and within seven (7) days of receipt thereof SBC will deliver its final determination of the Annual Profit Amount, as adjusted in accordance with Schedule G."


     9. Each of Sections 5(d) and 5(e) of the EPI Agreement is hereby amended to read in its entirety as follows: "Intentionally Deleted".



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     10.  Section 5(h) of the EPI Agreement is hereby amended by changing the last sentence thereof to read in its entirety as follows: "Notwithstanding the foregoing, PSC employees shall remain employees of PSC."

     11. Section 8 of the EPI Agreement is hereby amended by changing the last sentence thereof to read in its entirety as follows: "Thereafter, so long as such disagreement continues, and notwithstanding Schedule G hereto, the Reward Pool will be an amount equal to seven and one half percent (7.5%) of the Annual Profit Amount and the Penalty Pool will be an amount equal to seven and one half percent (7.5%) of the Annual Profit Amount."

     12. The last sentence of the second paragraph of Schedule A to the EPI Agreement is deleted and the following two sentences are added to read in their entirety as follows:

     "Likewise, if there is a substantial increase in the services necessary to support services in the Scope of Services beyond the level of services as of the Merger Date, as requested by SBC (for example, such as an increase of more than 7% during any Budget Period or 35% in the aggregate in the number of workstations (not bandwidth) supported by PSC) from and after the Merger Date, or if the services are required to support the SBC Private Banking Division in Switzerland or the SBC Brinson Division in Chicago, then these additional services would be outside the Scope of Services and require additional compensation as described in Schedule F to this EPI Agreement. Additionally, any offices of the SBC Private Banking Division and the SBC Brinson Division not serviced on the Merger Date are also outside the Scope of Services and require additional compensation as described in Schedule F to the EPI Agreement."



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     13.  Section 1(a) of Schedule F (PSC Charges) to the EPI Agreement is
hereby amended to change the words and figure "Forty One Million Dollars ($41,000,000)" to "Forty Six Million Dollars ($46,000,000)"; and Section 1 and
Section 2(c) of Appendix 2 to Schedule F (Inflation Adjustment) to the EPI Agreement is hereby amended to change the figure "$41,000,000" to "$46,000,000."

     14.  Section 3 of Schedule F of the EPI Agreement is hereby amended to add
Section 3(d) to read in its entirety as follows:

     (d) In a given budget year, PSC has the right to limit the growth in the PSC Costs Budget by not providing expanded services or by ceasing to provide services in specific functional or geographic areas. In such case, SBC has the right to perform such services itself, and PSC and SBC shall mutually agree on which services or functional areas shall no longer be supported by PSC, and to the extent that PSC is no longer providing such services in such functional or geographic area. PSC shall accommodate SBC by permitting SBC to hire the permanent, full-time PSC employees who were providing such services.

     15. Section 4 of Schedule F of the EPI Agreement is hereby amended in its entirety to read as follows:

     4. Services Not Within the Scope of Services. PSC shall not be required to provide any services outside the Scope of Services defined in
          Section 3(f) and Schedule A hereto unless SBC and PSC mutually agree on the compensation for such additional services; provided, however, that PSC shall not be entitled to withhold or withdraw any services previously provided except to the extent that PSC may determines to stop performing services which it



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     deems to be outside the Scope of Services and for which compensation has not been established, in which case SBC shall be free to hire the permanent, full-time PSC employees who are performing such services for SBC. Anything to the contrary notwithstanding, SBC shall have the right in its sole discretion to perform for itself services outside the Scope of Services except to the extent that such services are specifically contracted for with PSC for additional compensation. Upon the occurrence of any event or events that would provide PSC with the opportunity to provide services outside the Scope of Services or development, maintenance or enhancement services related to the Restricted Application Systems, PSC will so notify SBC and unless SBC, in its sole discretion, determines to perform such services itself, SBC will pay PSC for the resources required to provide those services as follows:

     (a) If PSC and SBC are unable to agree on an amount to be paid for the required resources, PSC will be relieved of any responsibility for the services with respect to the required resources and SBC may, in its sole discretion, perform the services itself; provided, however, that if SBC desires to have the right to have another third party provide the services that are not within the Scope of Services, subject to PSC's final right of refusal in the case that SBC elects to use a third party, PSC will have a final right of refusal as follows:


          (1) SBC will give PSC notice of the services and related resources that it is proposing be provided by a third party. The notice will include the amounts that the third party proposes to charge for those services and related resources.



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               (2)  PSC will be given thirty (30) days to respond to the notice by notifying SBC whether it desires to provide those services and related resources and the price it offers to charge for those services.

               (3) Within thirty (30) days of receiving PSC's response, SBC will grant PSC the right to provide those services and related resources, unless either the price for such services offered by PSC is meaningfully worse or SBC in good faith believes that PSC has not demonstrated proficiency in the area of the applicable services.

               (4) SBC may use a PSC Competitor to provide the applicable services only if SBC and the PSC Competitor act in good faith and not with the intent to have the PSC Competitor "buy" the business and the PSC Competitor charges SBC no less than its typical retail rates for similar services.

          (b) If the required resources are resources for which PSC and SBC have established unit prices as described in Section 5(d) of the EPI Agreement PSC will be paid pursuant to the established unit prices.

     16. Each of Section 1.a. and 1.c. of Schedule G to the EPI Agreement is hereby amended to read in its entirety as follows: "Intentionally Deleted".

     17. Section 1.b. of Schedule G to the EPI Agreement is hereby amended to read in its entirety as follows:


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          "b.  "Penalty Pool" is, with respect to any Budget Period during the term of this EPI Agreement, an amount equal to fifteen percent (15%) of the Annual Profit Amount."

     18. Section 2 of Schedule G to the EPI Agreement is hereby amended to read in its entirety as follows:

     "2. Performance Metrics. The Performance Metrics listed below are in effect at the Merger Date:

          o    Service Quality/Product Delivery

          o    Business User Satisfaction

          o    Cost Effectiveness

          o    Corporate Level Support

          Each of the four metrics above is a subjective criteria, and the SBC Operational Manager will make a good faith assessment of PSC's performance under the foregoing metrics taking into consideration all information and factors he deems appropriate. The SBC Operational Manager will also provide the PSC CEO or his designee with his good faith outlook in accordance with any request made pursuant to Section 5(c)(7) of this EPI Agreement."

     19. Except as otherwise provided in this Amendment, the EPI Agreement remains in full force and effect.

     20. This Amendment shall become effective as of the Merger Date. If the Merger Date does not occur on or before October 1, 1998, then this Amendment will terminate and neither PSC nor SBC will have any further rights or obligations hereunder.



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     21.  This Amendment may be executed in several counterparts, all of which taken together constitute one single agreement between the parties hereto.

     IN WITNESS WHEREOF, each of PSC and SBC has caused this Amendment to be signed and delivered by its duly authorized representative(s) as of the date first set forth above.


PEROT SYSTEMS CORPORATION


By: /s/ JOHN E. KING
    ---------------------------------
Name:  John E. King
Title: Vice President



SWISS BANK CORPORATION


By: /s/ DAVID SOLO
    ---------------------------------
Name:  David Solo
Title: Authorized Signatory



By: /s/ MARIO CUENI
    ---------------------------------
Name:  Mario Cueni
Title: Managing Director


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